EXHIBIT 11

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended April 27, 2001 and April 30, 2000

(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 27, 2001	April 30, 2000	April 27, 2001	April 30, 2000
Basic
Net Earnings Before Cumulative Effect of a Change in Accounting	$ 9,577	$ 6,937	$16,246	$11,763
Cumulative Effect of a Change in Accounting for Derivative Financial Instruments, Net of Tax	-	-	(403)	-
Net Earnings	$ 9,577	$ 6,937	$15,843	$11,763
Weighted Average Number of Shares Outstanding - Basic	19,745	17,358	18,586	17,354
Net Earnings per Share Before Cumulative Effect of a Change in Accounting - Basic	$ .49	$ .40	$ .87	$ .68
Cumulative Effect of a Change in Accounting - Basic	-	-	(.02)	-
Net Earnings per Share - Basic	$ .49	$ .40	$ .85	$ .68

ESTERLINE TECHNOLOGIES CORPORATION
Computation of Basic and Diluted Earnings Per Common Share
For the Three and Six Months Ended April 27, 2001 and April 30, 2000
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 27, 2001	April 30, 2000	April 27, 2001	April 30, 2000
Diluted
Net Earnings Before Cumulative Effect of a Change in Accounting	$ 9,577	$ 6,937	$16,246	$11,763
Cumulative Effect of a Change in Accounting for Derivative Financial Instruments, Net of Tax	-	-	(403)	-
Net Earnings	$ 9,577	$ 6,937	$15,843	$11,763
Weighted Average Number of Shares Outstanding	19,745	17,358	18,586	17,354
Net Shares Assumed to be Issued for Stock Options	409	180	427	184
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	20,154	17,538	19,013	17,538
Net Earnings per Share Before Cumulative Effect of a Change in Accounting - Diluted	$ .48	$ .40	$ .85	$ .67
Cumulative Effect of a Change in Accounting - Diluted	-	-	(.02)	-
Net Earnings per Share - Diluted	$ .48	$ .40	$ .83	$ .67